EXHIBIT 5.1
                                                                     -----------


                   [CADWALADER, WICKERSHAM & TAFT LETTERHEAD]




                                    December 20, 2002





GS Mortgage Securities Corp.
85 Broad Street
New York, New York  10004

       Re:  GS Mortgage Securities Corp.
            Registration Statement on Form S-3 (No. 333-100818)
            Mortgage-Backed Notes and Mortgage-Backed Certificates
            ------------------------------------------------------

Ladies and Gentlemen:

            We have acted as special counsel to GS Mortgage Securities Corp. (the "Depositor"), in connection with the Depositor's Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement was declared effective on December 2, 2002 by the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). A Prospectus forming a part of the Registration Statement describes Mortgage-Backed Notes and Mortgage-Backed Certificates ("Certificates") to be sold by the Depositor in one or more series (the "Prospectus"). Each series of Certificates will be issued under a separate pooling and servicing agreement (each, a "Pooling and Servicing Agreement") among the Depositor, a servicer (a "Servicer") and a trustee (a "Trustee"). Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Prospectus.

            In rendering the opinions set forth below, we have examined and relied upon the following: (1) the Registration Statement, including the Prospectus and the form of Prospectus Supplement constituting a part thereof, in the form filed with the Commission; and (2) such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion set forth below. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America. We express no opinion with respect to any series of Certificates for which we do not act as counsel to the Depositor.

GS Mortgage Securities Corp.          -2-                      December 20, 2002



            Based on and subject to the foregoing, we are of the opinion that:

            1. When the Certificates of a series have been duly executed, authenticated, delivered and sold in accordance with the terms of the Pooling and Servicing Agreement for such series, such Certificates will be validly issued and outstanding, fully paid and nonassessable, and entitled to the benefits provided by such Pooling and Servicing Agreement.

            2. The description of federal income tax consequences appearing under the heading "Federal Income Tax Consequences" in the Prospectus accurately describes the material federal income tax consequences to holders of Certificates, under existing law and subject to the qualifications and assumptions stated therein. We also hereby confirm and adopt the opinions expressly set forth under such heading, under existing law and subject to the qualifications and assumptions set forth therein.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the headings "Legal Matters" and "Federal Income Tax Consequences" in the Prospectus, which is a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                    Very truly yours,


                                    /s/ CADWALADER, WICKERSHAM & TAFT